Exhibit 10.2

AMENDMENT NO. 6 TO FINANCING AGREEMENT

This AMENDMENT NO. 6 TO FINANCING AGREEMENT (this “Amendment”) is entered into as of February 27, 2009 (the “Amendment Date”) but effective as to the provisions so specified below as of December 31, 2008, by and among METALICO, INC., a Delaware corporation (“Borrower”), each Subsidiary of Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders signatory hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Agents and the Lenders are parties to that certain Financing Agreement, dated as of July 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Financing Agreement as amended hereby);

WHEREAS, the Borrower has requested that the Agents and Required Lenders make certain amendments to the Financing Agreement; and

WHEREAS, upon the terms and conditions set forth herein, the Agents and Required Lenders are willing to accommodate the Borrower’s request.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendment to Financing Agreement.

(a) Amendment to Section 1.01. Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions in the appropriate alphabetical positions:

““Sixth Amendment” means that certain Amendment No. 6 to Financing Agreement and Consent, dated as of February 27, 2009, by and among the Borrower, the Guarantors, the Lenders, and the Agents.”

““Sixth Amendment Effective Date” has the meaning set forth in Section 2 of the Sixth Amendment.”

““Working Assets” means, for purposes of determining compliance with Section 7.03(f) only, the sum of (i) the book value of net Accounts Receivable of the Borrower and the Guarantors, plus (ii) the book value of net Inventory of the Borrower and the Guarantors, plus (iii) the actual value of all Cash and Cash Equivalents of the Borrower and the Guarantors, in each case as shown on the consolidated balance sheet of the Borrower and the Guarantors as of the last day of the immediately preceding calendar month.”

(b) Amendment to Section 1.01. Section 1.01 of the Financing Agreement, Definitions, is hereby further amended by amending and restating in its entirety the definition of “Consolidated EBITDA” as follows:

““Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (A) Consolidated Net Interest Expense, (B) net income tax expense, (C) depreciation expense, (D) amortization expense, (E) non-cash compensation charges, (F) non-cash expenses relating to the Borrower’s ownership of the Capital Stock of Beacon, (G) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Effective Date under this Agreement and the transactions contemplated by the Annaco Acquisition Agreement, and (H) non-cash non-operating expense, minus (A) non-cash gains relating to the Borrower’s ownership of the Capital Stock of Beacon and (B) non-cash non-operating income; provided that Consolidated EBITDA of the Borrower and its Subsidiaries for each fiscal month during the period from July 1, 2006 to June 30, 2007 shall be as mutually agreed to by the Borrower and the Agents; provided further that, for the purposes of calculating Consolidated EBITDA (other than for the purposes of calculating Excess Cash Flow) of the Borrower, the Consolidated EBITDA of any Person acquired by, or of a Person substantially all of whose assets are being acquired by, the Borrower or one or more of its Subsidiaries pursuant to an acquisition consented to in writing by the Required Lenders during such period shall be included on a pro forma basis for such period (as if the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period).

(c) Amendment to Section 1.03. Section 1.03 of the Financing Agreement is hereby amended by adding the following new sentence at the end thereof:

“For purposes of determining compliance with Section 7.03, if (i) a scheduled ratio for a test period is negative and (ii) Consolidated EBITDA or TTM EBITDA, as applicable, for such test period is negative, then the absolute number in the numerator of the actual ratio must be a higher absolute number than the absolute number in the numerator of the scheduled ratio.”

(d) Amendment to Section 2.04(a). Section 2.04(a) of the Financing Agreement is hereby amended by (x) deleting “6.5 percentage points” in clause (i) and inserting “9.5 percentage points” in place thereof, and (y) by deleting “3.5 percentage points” in clause (ii) and inserting “6.5 percentage points” in place thereof.

(e) Amendment to Section 2.04(b). Section 2.04(b) of the Financing Agreement is hereby amended by (x) deleting “6.5 percentage points” in clause (i) and inserting “9.5 percentage points” in place thereof, and (y) by deleting “3.5 percentage points” in clause (ii) and inserting “6.5 percentage points” in place thereof.

(f) Amendment to Section 2.04(c). Section 2.04(c) of the Financing Agreement is hereby amended by (x) deleting “6.5 percentage points” in clause (i) and inserting “9.5 percentage points” in place thereof, and (y) by deleting “3.5 percentage points” in clause (ii) and inserting “6.5 percentage points” in place thereof.

(g) Amendment to Section 2.04. Section 2.04 of the Financing Agreement is hereby amended by adding the following new clauses (h) and (i) at the end thereof:

“(h) In the event that Borrower is prohibited from making the repayment of Term Loans provided for in Section 2.05(c)(viii), then effective as of April 1, 2009, each interest rate set forth in each of Sections 2.04(a), 2,04(b) and 2.04(c) shall be permanently, automatically and retroactively increased by 1.0 percentage point, with additional interest due as a result of such increase for the period from April 1, 2009 to May 13, 2009 being due and payable on May 13, 2009. For avoidance of doubt, the interest rate increase provided for in this Section 2.04(h) is in addition to, and total interest due will be computed on a cumulative basis with, accrual of interest at the Post Default Rate as provided in Section 2.04(c).”

“(i) In the event that Borrower is permitted to make the payment provided for in Section 2.05(c)(viii), but is thereafter prohibited from making the repayment of Term Loans provided for in Section 2.05(c)(ix), then effective as of July 1, 2009, each interest rate set forth in each of Sections 2.04(a), 2,04(b) and 2.04(c) shall be permanently, automatically and retroactively increased by 1.0 percentage point, with additional interest due as a result of such increase for the period from July 1, 2009 to August 12, 2009 being due and payable on August 12, 2009. For avoidance of doubt, the interest rate increase provided for in this Section 2.04(h) is in addition to, and total interest due will be computed on a cumulative basis with, accrual of interest at the Post Default Rate as provided in Section 2.04(c).”

(h) Amendment to Section 2.05(c). Section 2.05(c) of the Financing Agreement is hereby amended by adding the following new clauses (viii) and (ix) at the end thereof:

“(viii) On (x) May 13, 2009, or (y) the second Business Day after such earlier date as the Borrower may deliver (A) the Deliverables (as defined in the Intercreditor Agreement) to Foothill and (B) the officer’s certification required pursuant to this Section 2.05(c)(viii), and provided that no Default (as defined in the Foothill Agreement) or Event of Default (as defined in the Foothill Agreement) has occurred and is continuing under the Foothill Loan Agreement as of the date of payment or would result therefrom (the “Pre-Payment Block Event”), the Borrower will immediately prepay the Term Loans in the amount of five million dollars ($5,000,000), which prepayment shall be applied to the outstanding principal amounts of the Term Loans on a pro rata basis. If such pre-payment cannot be made by reason of the occurrence and continuance of the Pre-Payment Block Event as provided in this Section 2.05(c)(viii), then Section 2.04(h) shall apply. In furtherance of this covenant, Borrower further agrees that, concurrently with delivery of any certificate required pursuant to Section 7.01(a)(iv) with respect to the fiscal quarter ended March 31, 2009, Borrower shall deliver to the Administrative Agent a certificate (which may be incorporated into the certificate delivered pursuant to Section 7.01(a)(iv)) of an Authorized Officer of Borrower certifying that (A) the Pre-Payment Block Event has not occurred and is not continuing as of such date or would result from such pre-payment and (B) Borrower has delivered the Deliverables (as defined in the Intercreditor Agreement) to Foothill on the second Business Day prior to such pre-payment.”

“(ix) On (x) August 12, 2009, or (y) the second Business Day after such earlier date as the Borrower may deliver (A) the Deliverables (as defined in the Intercreditor Agreement) to Foothill and (B) the officer’s certification required pursuant to this Section 2.05(c)(ix), and provided the Pre-Payment Block Event has not occurred and is not continuing as of the date of payment or would result therefrom, the Borrower will immediately prepay the Term Loans in the amount of five million dollars ($5,000,000), which prepayment shall be applied to the outstanding principal amounts of the Term Loans on a pro rata basis, provided that if such payment cannot be made by reason of the occurrence and continuance of the Pre-Payment Block Event as provided in this Section 2.05(c)(ix), then Section 2.04(i) shall apply. In furtherance of this covenant, Borrower further agrees that, concurrently with delivery of any certificate required pursuant to Section 7.01(a)(iv) with respect to the fiscal quarter ended June 30, 2009, Borrower shall deliver to the Administrative Agent a certificate (which may be incorporated into the certificate delivered pursuant to Section 7.01(a)(iv)) of an Authorized Officer of Borrower certifying that (A) the Pre-Payment Block Event has not occurred and is not continuing as of such date or would result from such pre-payment and (B) Borrower has delivered the Deliverables (as defined in the Intercreditor Agreement) to Foothill on the second Business Day prior to such pre-payment.”

(i) Amendment to Section 7.01(a). Section 7.01(a)(i) of the Financing Agreement is hereby amended by deleting the reference to “45 days” therefrom and inserting in place thereof a reference to “40 days.”

(j) [Intentionally Omitted]

(k) Amendment to Section 7.02(n). Section 7.02(n) of the Financing Agreement is hereby amended by adding the new text to the end thereof as follows:

“Notwithstanding anything to the contrary set forth in this Section 7.02(n) and to the extent permitted under the Convertible Notes Subordination Agreement, the Borrower may at any time and from time to time propose to the holders of the Convertible Subordinated Indebtedness to exchange on customary terms and conditions reasonably satisfactory to Administrative Agent, and to consummate the exchange of, all or any portion of the outstanding Convertible Notes for Capital Stock of the Borrower that is not Preferred Stock (i.e. that is Borrower’s common stock) (such exchange a “Permitted Equity for Debt Exchange”). For avoidance of doubt, (i) any Permitted Equity for Debt Exchange shall be a straight exchange of Subordinated Notes for common stock of the Borrower, (ii) such Permitted Equity for Debt Exchange shall not include any component of cash, new debt issuance, or other non-common stock compensation, premium, consent fee, amendment fee or other delivery of any kind or description directly or indirectly to or for the benefit of the holders of Subordinated Notes that tender Subordinated Notes into the exchange offer, and (ii) no Capital Stock of the Borrower may be issued for cash for the purpose of exchanging such cash for Subordinated Notes. Borrower may incur and directly pay customary and reasonable fees, including attorneys’ fees, accounting fees, investment banking fees, dealer-manager fees or financial advisor fees, in each case provided that the payment of such fees shall not result in the occurrence of a Default or Event of Default under this Agreement.”

(l) Amendment to Section 7.03(a). Section 7.03(a) of the Financing Agreement is hereby amended by deleting the indicated leverage ratios pertaining to each fiscal quarter ending in 2009 and inserting in place thereof the following ratios:

“Fiscal Quarter End	Leverage Ratio
March 31, 2009	2.08:1.00
June 30, 2009	(16.38):1.00
September 30, 2009	(31.30):1.00
December 31, 2009	1.61:1.00”

Administrative Agent shall establish required maximum ratios for each period ending on the last day of each fiscal quarter after December 31, 2009 based on the projections to be delivered during December, 2009 pursuant to Section 7.01(a)(vii) in such manner as Administrative Agent may determine in its sole and absolute discretion, provided, that if Administrative Agent and Borrower cannot agree on such revised maximum ratios, then for purposes of Section 7.03(a), the leverage ratios currently set forth opposite each fiscal quarter ending on and after March 31, 2010 shall be the maximum leverage ratio presently set forth in Section 7.03(a).

(m) Amendment to Section 7.03(c). Section 7.03(c) of the Financing Agreement is hereby amended by (i) deleting the introductory language contained therein and inserting in place thereof the following: “Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for the period set forth below to be less than the applicable ratio set forth opposite such period:”, (ii) deleting the reference to “Fiscal Quarter End” therefrom and inserting in place thereof a reference to “Applicable Period”, (iii) inserting “The 4 consecutive fiscal quarter period ending” immediately prior to each reference to a date and (iv) deleting the indicated coverage ratios pertaining to each fiscal quarter ending in 2009 and inserting in place thereof the following ratios:

Applicable Period	Fixed Charge Coverage Ratio
“The 12 month period ending January 31, 2009	1.434:1.00
The 12 month period ending February 29, 2009	0.838:1.00
The 12 month period ending March 31, 2009	0.521:1.00
The 12 month period ending April 30, 2009	0.013:1.00
The 12 month period ending May 31, 2009	(0.198):1.00
The 12 month period ending June 30, 2009	(0.363):1.00
The 12 month period ending July 31, 2009	(0.615):1.00
The 12 month period ending August 31, 2009	(0.450):1.00
The 12 month period ending September 30, 2009	(0.237):1.00
The 12 month period ending October 31, 2009	(0.008):1.00
The 12 month period ending November 30, 2009	0.149:1.00
The 12 month period ending December 31, 2009	0.535:1.00”

Administrative Agent shall establish required minimum coverage ratios for each period ending on the last day of each fiscal quarter after December 31, 2009 based on the projections to be delivered during December, 2009 pursuant to Section 7.01(a)(vii) in such manner as Administrative Agent may determine in its sole and absolute discretion, provided, that if Administrative Agent and Borrower cannot agree on such revised minimum coverage ratios, then for purposes of Section 7.03(c), the minimum coverage ratios currently set forth opposite each fiscal quarter ending on and after March 31, 2010 shall be the minimum coverage ratio presently set forth in Section 7.03(c).

(n) Amendment to Section 7.03(d). Section 7.03(d) of the Financing Agreement is hereby amended effective for all purposes as of December 31, 2008 by deleting the indicated TTM EBITDA amount pertaining to each fiscal quarter ending December 31, 2008 and in 2009 and inserting in place thereof the following TTM EBITDA amount:

“Fiscal Quarter End	TTM EBITDA
December 31, 2008	$53,096,000
March 31, 2009	$33,212,000
June 30, 2009	($3,743,000)
September 30, 2009	($2,337,000)
December 31, 2009	$33,509,000”

Administrative Agent shall establish required minimum TTM EBITDA for each period ending on the last day of each fiscal quarter after December 31, 2009 based on the projections to be delivered during December, 2009 pursuant to Section 7.01(a)(vii) in such manner as Administrative Agent may determine in its sole and absolute discretion, provided, that if Administrative Agent and Borrower cannot agree on such revised minimum TTM EBITDA, then for purposes of Section 7.03(d), the minimum TTM EBITDA currently set forth opposite each fiscal quarter ending on and after March 31, 2010 shall be the minimum TTM EBITDA presently set forth in Section 7.03(d).

(o) Amendment to Section 7.03(e). Section 7.03(e) of the Financing Agreement is hereby amended by deleting the indicated Capital Expenditure amount pertaining to 2009 and inserting in place thereof the following capital expenditure amount (provided that in all other respects such covenant, including capital expenditure amounts currently established for fiscal quarters ending in 2010, 2011 and 2012, continues in full force and effect:

“Fiscal Year 2009	$6,325,000”

(p) Amendment to Section 7.03. Section 7.03 of the Financing Agreement is hereby amended by adding a new subclause (f) at the end thereof as follows:

“(f) Working Assets. Permit Working Assets of the Borrower and its Subsidiaries for the period ended as of the last Business Day of each calendar month set forth below to be less than the applicable amount set forth in the column entitled “Working Assets”:

Calendar Month End	Working Assets
January 2009	$92,051,000
February 2009	$80,649,000
March 2009	$79,065,000
April 2009	$70,505,000
May 2009	$71,322,000
June 2009	$73,018,000
July 2009	$69,817,000
August 2009	$74,543,000
September 2009	$80,445,000
October 2009	$81,349,000
November 2009	$73,669,000
December 2009 and each month thereafter	$71,265,000”

2.	Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof (the date upon which all conditions precedent have been satisfied or waived by the Administrative Agent being herein called the “Sixth Amendment Effective Date”):

(a) The Collateral Agent shall have received this Amendment and an amendment fee letter of even date herewith (the “Amendment 6 Fee Letter”), each duly executed by the parties hereto, and the same shall be in full force and effect.

(b) After giving effect to this Amendment, the representations and warranties herein and in the Financing Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(c) No Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party, any Agent, or any Lender.

(e) The Borrower shall pay concurrently with the closing of the transactions evidenced by this Amendment, all fees, costs, expenses and taxes then payable pursuant to Section 2.06 (including the fees, if any, under the Fee Letter) or 12.04 (including the attorneys fees of the Agents incurred in connection with this Amendment) of the Financing Agreement.

(f) The Borrower shall, concurrently with the closing of the transactions evidenced by this Amendment, prepay the Term Loans in the amount of five million dollars ($5,000,000), which prepayment shall be applied to the outstanding principal amounts of the Term Loans on a pro rata basis.

(g) The Collateral Agent shall have received the Seventh Amendment to the Foothill Loan Agreement, in form and substance satisfactory to the Collateral Agent, duly executed by the parties thereto, and the same shall be in full force and effect.

(h) The Collateral Agent shall have received Amendment Number Four to the Intercreditor Agreement, in form and substance satisfactory to the Collateral Agent, duly executed by the parties thereto, and the same shall be in full force and effect.

(i) The Collateral Agent shall have received evidence reasonably satisfactory to it of the closure of the investment account opened by the Borrower at Wachovia Securities.

(j) The Collateral Agent shall have received the following:

1.	a copy of the resolutions of each Loan Party, certified as of the Sixth Amendment Effective Date by an authorized officer thereof, authorizing the execution, delivery and performance by such Loan Party of this Amendment and the other Loan Documents to be executed and delivered pursuant hereto to which such Loan Party is a party, and the performance of the Loan Agreement, as amended;

2.	a certificate of an authorized officer of each Loan Party certifying the names and true signatures of the representatives of such Loan Party authorized to sign this Amendment and the other documents to be executed and delivered by such Loan Party in connection herewith, together with evidence of the incumbency of such authorized officers;

3.	certificates of an authorized officer of each Loan Party certifying either that (A) attached thereto is a complete and correct copy of the governing documents of such Loan Party or (B) the governing documents of such Loan Party previously delivered to the Agent in connection with the closing of the Loan Agreement remain true and correct and in full force and effect without amendment as of the Sixth Amendment Effective Date; and

4.	such other agreements, instruments, approvals, opinions and other documents as Agent may reasonably request.

(k) The Collateral Agent shall have received evidence reasonably satisfactory to it of the permanent repayment in full of all term loans owed by the Borrower under the Foothill Loan Agreement and the termination of all commitments to make term loans to the Borrower under the Foothill Loan Agreement.

(l) The Collateral Agent shall have received evidence reasonably satisfactory to it of the permanent reduction to an aggregate commitment to make revolving loans of $60,000,000 under the Foothill Loan Agreement and the termination of all commitments in excess of $60,000,000 in the aggregate to make revolving loans to the Borrower under the Foothill Loan Agreement.

3. Covenants.

(a) The interest rate increases provided for in Sections 1(c), 1(d) and 1(e) of this Amendment shall be effective as of the date of execution of this Amendment.

(b) The Borrower hereby covenants and agrees that it shall do each of the following (the failure to comply with any of the following within the time frame set forth below shall constitute an immediate Event of Default):

(i)	Not later than thirty days after the Sixth Amendment Effective Date, Borrower shall execute and deliver to the Collateral Agent a multiple lender form of account control agreement with respect to the investment account opened by it with Wells Fargo Brokerage Services, LLC in September 2008 (the “Investment Account”), in form and substance satisfactory to the Collateral Agent. In the event that the Borrower does not deliver such account control agreement by such date, the Borrower shall (A) immediately close the Investment Account and transfer any proceeds or other property in the Investment Account into an account of the Borrower subject to a control agreement executed in favor of the Collateral Agent and (B) deliver to the Collateral Agent evidence reasonably satisfactory to the Collateral Agent of such actions in the foregoing clause (A).

(ii)	Not later than thirty days after the Sixth Amendment Effective Date, Borrower shall execute and deliver to the Collateral Agent Amendment Number Four to the Five Party Wholesale Lockbox Agreement pursuant to which each Subsidiary of the Borrower that is the account holder of a lockbox account is joined as a party, in form and substance satisfactory to the Collateral Agent, duly executed by the parties thereto.

(c) Not later than September 30, 2009, Borrower shall, and shall cause each of the Guarantors to, take all steps necessary to perfect liens in favor of Foothill on all owned motor vehicles that are not subject to a Permitted Lien, provided that, in any jurisdiction that permits more than one lien to be concurrently perfected, then as to motor vehicles registered in such jurisdiction(s), Collateral Agent shall also be shown on the certificates of title for each such vehicle as a lien holder, subject to the Intercreditor Agreement.

4. Amendment Fee. Concurrently with, and as a condition to, the closing of the transactions evidenced by this Amendment, Borrower shall pay the fee set forth in the Amendment 6 Fee Letter.

5. No Other Amendments or Waivers. This Amendment, and the terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendment to the Financing Agreement expressly set forth in Section 1 hereof, the Financing Agreement and other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Financing Agreement or other Loan Documents, the terms and provisions of this Amendment shall control. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of or as an amendment of, any right, power, or remedy of the Agents or the Lenders under the Financing Agreement or any of the other Loan Documents as in effect prior to the date hereof, nor constitute a waiver of any provision of the Financing Agreement or any of the other Loan Documents. The agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance under the Financing Agreement, and shall not operate as a consent to any further or other matter, under the Loan Documents. Each Loan Party acknowledges and expressly agrees that the Agents and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Financing Agreement and the other Loan Documents. No Loan Party has any knowledge of any challenge to any Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

6. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) (i) the representations and warranties contained in the Financing Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (ii) no Loan Party is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it;

(b) the execution, delivery, and performance of this Amendment (i) are within such Loan Party’s corporate powers, (ii) have been duly authorized by all necessary action, and (iii) do not contravene its charter or by-laws or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties;

(c) this Amendment constitutes such Loan Party’s legal, valid, and binding obligation, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws;

(d) this Amendment has been duly executed and delivered by such Loan Party;

(e) no Default or Event of Default has occurred and is continuing; and

(f) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party.

7. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or by other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or by other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

8. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York, and shall be construed, interpreted, performed and enforced in accordance therewith.

9. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

10. Reaffirmation of Loan Documents. By executing this Amendment, each Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Financing Agreement and the other Loan Documents to which it is a party, and ratifies and regrants all liens and security interests granted by such Loan Party to secure the Obligations arising under the Financing Agreement, effective as of the date hereof. By executing this Amendment, each Loan Party that is a Guarantor hereby expressly consents to the entry by Borrower into this Amendment and hereby ratifies its guarantee of Borrower’s Obligations under the Financing Agreement. By executing this Amendment, each Loan Party hereby acknowledges, consents and agrees that all of its obligations and liabilities under the Financing Agreement (as amended hereby) and the other Loan Documents remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Financing Agreement (as amended hereby) or any of the other Loan Documents to which it is a party.

11. Miscellaneous.

(a) Upon the effectiveness of this Amendment, each reference in the Financing Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Financing Agreement shall mean and refer to the Financing Agreement as amended by this Amendment.

(b) Upon the effectiveness of this Amendment, each reference in the Loan Documents to the “Financing Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Financing Agreement shall mean and refer to the Financing Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWER:	METALICO, INC., a Delaware corporation

	By:	/s/ Michael J. Drury

	Name:	Michael J. Drury

Title:Executive Vice President
GUARANTORS: METALICO-COLLEGE GROVE, INC., a Tennessee corporation
TRANZACT CORPORATION, a Delaware corporation
METALICO-GRANITE CITY, INC., an Illinois corporation
WEST COAST SHOT, INC., a Nevada corporation
METALICO ROCHESTER, INC., a New York corporation
METALICO BUFFALO, INC., a New York corporation
SANTA ROSA LEAD PRODUCTS, INC., a California corporation
GULF COAST RECYCLING, INC., a Florida corporation
METALICO ALUMINUM RECOVERY, INC., a New York corporation
METALICO TRANSFER, INC., a New York corporation
METALICO TRANSFER REALTY, INC., a New York corporation
METALICO TRANSPORT, INC., a New York corporation
MAYCO INDUSTRIES, INC., an Alabama corporation
METALICO NILES, INC., an Ohio corporation
METALICO NIAGARA, INC., a New York corporation
METALICO AKRON INC., an Ohio corporation
METALICO AKRON REALTY, INC., an Ohio corporation
METALICO SYRACUSE, INC., a New York corporation
GENERAL SMELTING & REFINING, INC., a Tennessee corporation

By: ___/s/ Michael J.
Drury_____________

Name: Michael J. Drury Title: Authorized Representative

METALICO ALABAMA REALTY, INC., an Alabama corporation

METALICO SYRACUSE REALTY, INC., a New York corporation
RIVER HILLS BY THE RIVER, INC., a Florida corporation
ELIZABETH HAZEL LLC, an Ohio limited liability company
MELINDA HAZEL LLC, an Ohio limited liability company
TOTALCAT GROUP, INC., a Delaware corporation
FEDERAL AUTOCAT RECYCLING, L.L.C., a New Jersey limited liability company
HYPERCAT COATING LIMITED LIABILITY COMPANY, a New Jersey limited liability company
HYPERCAT DMG, L.L.C., a New Jersey limited liability company
AMERICAN CATCON, INC., a Texas corporation
METALICO GULFPORT REALTY, INC., a Mississippi corporation
METALICO PITTSBURGH, INC., a Pennsylvania corporation
METALICO NEVILLE REALTY, INC., a Pennsylvania corporation
METALICO COLLIERS REALTY, INC., a West Virginia corporation

By:	/s/ Michael J. Drury

Name:	Michael J. Drury

Title:	Authorized Representative
AGENTS AND LENDERS:	ABLECO FINANCE LLC, as Collateral Agent, Administrative Agent
and, on its behalf and on behalf of its affiliate assigns, as a
Lender
By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title: President

BRIDGE HEALTHCARE FINANCE, LLC, on its behalf and on behalf of its affiliate assigns, as a Lender

By: /s/ Kim Gordon
Name: Kim Gordon
Title: Executive Vice President and Chief Credit
Officer

Notice Address:

233 S. Wacker Drive, Suite 5350

Chicago, Il 60606

Attention:

Marc Arndt

Telephone: 312-334-4468

Facsimile: 312-334-4450